Exhibit (h)(4)

ProShares Trust

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (the “Agreement”) is entered into by and between SEI Investments Distribution Co. (the “Distributor”) and __________________________________ (the “Participant”) and is subject to acceptance by J.P. Morgan Chase Bank, as index receipt agent (the “Index Receipt Agent”) for the ProShares Trust (the “Trust”).

WHEREAS, the Distributor serves as the principal underwriter of the Trust in connection with the sale and distribution of shares of beneficial interest (“Shares”) of each series of the Trust (each, a “Fund”); and

WHEREAS, the Index Receipt Agent serves as the index receipt agent and transfer agent for the Funds and is an Index Receipt Agent as that term is defined in the rules of the NSCC; and

WHEREAS, the Shares of any Fund may be purchased or redeemed from the Trust only by or through a Participant who has entered into an Authorized Participant Agreement; and

WHEREAS, the Distributor, the Index Receipt Agent and the Participant acknowledge and agree that the Trust and each Fund shall be a third party beneficiary of this Agreement and shall receive the benefits contemplated by this Agreement to the extent specified herein.

NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, agree as follows:

1.	ORDERS FOR PURCHASE AND REDEMPTION

a. Creation Units. The Shares of any Fund may be purchased or redeemed only in aggregations of a specified number of Shares, as stated in the Prospectus, referred to herein as a “Creation Unit”. The Participant is hereby authorized to purchase and redeem Creation Units of any Fund listed in the Prospectus except for those Funds set forth in Annex I, which may be revised by the Trust from time to time.

b. Procedures for Orders. The Participant may purchase and/or redeem Creation Units of Shares through (i) the CNS Process or (ii) the DTC Process. The procedures for placing and processing an order to purchase Shares (each a “Purchase Order”) and a request to redeem Shares (each a “Redemption Request”) (together, referred to as “Orders”) are described in the Fund’s Prospectus and in the Procedures Handbook, which shall be provided to the Participant. All Orders shall be made in accordance with the terms and procedures set forth in the Prospectus and Procedures Handbook, as amended from time to time; provided that in the event of a conflict, the terms and procedures of the Prospectus shall control. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. The Trust reserves the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time.

c. NSCC Authorization. Solely with respect to Orders through the CNS Process, the Participant, hereby authorizes the Index Receipt Agent to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and the Cash Amount or All Cash Payment as are necessary consistent with such Orders. The Participant agrees to be bound by the terms of such instructions issued by the Index Receipt Agent and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

d. Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Index Receipt Agent, the Trust or their affiliated persons will be recorded, and the Participant hereby consents to the recording of all calls with any of those parties.

e. Irrevocability. The Trust reserves the absolute right to reject any Order. Once accepted, all Orders are irrevocable.

f. Prospectus Delivery. The Authorized Participant consents to the delivery of Fund prospectuses (each, a “Prospectus”) electronically, and understands that unless this consent is revoked, the Authorized Participant can only obtain access to Fund Prospectuses from the Distributor electronically. The Authorized Participant understands that current Prospectuses and all required reports for each applicable Fund are available at the Funds’ website at www.proshares.com. The Authorized Participant can revoke this consent to delivering Fund Prospectuses electronically at any time by calling 1-800-991-7851. The Authorized Participant agrees to maintain a valid e-mail address, and further agrees to promptly notify the Distributor if its e-mail address changes. The Authorized Participant understands that it must have regular and continuous Internet access to access all documents relating to a Fund Prospectus.

2.	EXECUTION OF PURCHASE ORDERS

a. Purchase Orders for Bull Funds. To effect the purchase of a Creation Unit of a particular Bull Fund, the Participant agrees on behalf of itself, and any Participant Client, to deliver to the Fund a Fund Deposit plus a purchase transaction fee as described in the Prospectus and/or the Procedures Handbook. The amount of such purchase transaction fee shall be determined by the Trust, or the investment advisor to the Trust (the “Advisor”), in its sole discretion and may be changed from time to time. The Fund Deposit shall consist of the requisite Deposit Securities plus or minus a Balancing Amount. The Balancing Amount will be payable to or receivable by the Fund depending on the net asset value of Shares of the Fund next determined after the Order has been placed. The Fund may permit or require the substitution of an amount of cash to be added to the Balancing Amount to replace any Deposit Securities (i.e. “cash in lieu”). The Fund may, in its sole discretion, accept collateral up to 125% of the value of the Deposit Securities in anticipation of delivery of all or a portion of the requisite Deposit Securities, and the Fund may use such cash or collateral to purchase Deposit Securities.

An additional amount of cash shall be required to be deposited with the Fund pending delivery of the missing Deposit Securities to the extent necessary to maintain cash collateral in an amount at least equal to 125% of the daily marked to market value of the missing Deposit Securities. The Participant shall be responsible for any and all expenses and costs incurred by the Fund in connection with Purchase Orders, including expenses arising from the use of “cash in lieu” or collateral.

b. Purchase Orders for Bear Funds. To effect the purchase of a Creation Unit of a particular Bear Fund, the Participant agrees on behalf of itself, and any Participant Client, to deliver to the Fund an All-Cash Payment plus a purchase transaction fee, as described in the Prospectus and/or the Procedures Handbook. The amount of such purchase transaction fee shall be determined by the Trust, or the investment advisor to the Trust, in its sole discretion and may be changed from time to time.

c. Title to Securities; Restricted Shares. The Participant shall deliver the Deposit Securities to the Custodian free and clear of all liens, restrictions, charges, duties, encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon sale or transfer arising out of (i) any agreement or arrangement entered into by the Participant or any Participant Client, (ii) any provision of the 1933 Act, and any regulations there under (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction or (iii) such securities being designated “restricted securities” as such term is used in Rule 144(a)(3)(i) promulgated under the 1933 Act.

d. Corporate Actions. With respect to a Purchase Order of a particular Fund, the Fund acknowledges and agrees to return to the Participant or the Participant Client any dividend, distribution or other corporate action paid to the Fund in respect of any Deposit Security transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant or the Participant Client.

e. Bull Funds Cash Amount. The Participant hereby agrees that it will make available or transfer funds for each purchase of Shares of a Bull Fund an amount sufficient to pay the Balancing Amount plus the purchase transaction fee and the additional variable charge for cash purchases (when, in the sole discretion of the Fund, cash purchases are available or specified (other than with respect to Purchase Orders for the Bear Funds) (the “Cash Amount”). Computation of the Cash Amount shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant. Computation of the Cash Amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole the responsibility of the Participant and not of the Fund. The Participant hereby agrees to ensure that the Cash Amount is provided in accordance with the procedures set forth in the Procedures Handbook.

f. Bear Funds Cash Amount. The Participant hereby agrees that it will make available or transfer funds for each purchase of Shares of a Bear Fund an amount sufficient to pay the All-Cash Payment plus a purchase transaction fee. The Participant hereby agrees to ensure that the Cash Amount is provided in accordance with the procedures set forth in the Procedures Handbook.

g. Rejection of Purchase Orders. Trust or Distributor may reject any Purchase Order that is not submitted in proper form by 3:00 p.m., Eastern Time (or 4:00 p.m. via the U.S. Postal Service), as applicable. In addition, the Distributor on behalf of each Fund may reject any Purchase Order (based on information provided by the Index Receipt Agent, the Advisor or the Trust or obtained by the Distributor, as the case may be), if:

(1) the purchaser or purchasers, upon obtaining the Creation Units so ordered, would own eighty percent (80%) or more of the outstanding Shares of such particular Fund;

(2) the Fund Deposit delivered does not contain the securities that the Advisor specified and the Advisor has not consented to acceptance of an in-kind deposit that varies from the designated portfolio;

(3) the acceptance of the Fund Deposit would have certain adverse tax consequences, such as causing the particular Fund to no longer meet RIC status under the Code for federal tax purposes;

(4) the acceptance of the Fund Deposit would, in the opinion of counsel, be unlawful, as in the case of a purchaser who was banned from trading in securities;

(5) the acceptance of the Fund Deposit would otherwise, in the discretion of the Trust or the Advisor, have an adverse effect on the Trust or the particular Fund or on the rights of the shareholders, including but not limited to the Beneficial Owner of the Shares;

(6) the value of the Creation Units to be created for an All-Cash Payment, or the amount of the Balancing Amount to accompany an in-kind payment of Deposit Securities, exceeds a purchase authorization limit afforded to the Participant by the Custodian and the Participant has not deposited an amount in excess of such purchase authorization with the Custodian prior to 3:00 p.m., Eastern Time, on the Transmittal Date; or

(7) there exist circumstances outside the control of the Trust or the Distributor that make it impossible to process purchases of Shares for all practical purposes. Examples of such circumstances include: acts of God or public service or utility problems such as fires, floods, extreme weather conditions and power outages resulting in telephone, telecopy and computer failures, market conditions or activities causing trading halts, systems failures involving computer or other information systems affecting the Trust, the Advisor, any sub-Advisor(s), the Index Receipt Agent, the Custodian, the Distributor, DTC, NSCC or any other participant in the purchase process, and similar extraordinary events.

3.	EXECUTION OF REDEMPTION REQUESTS

a. Redemption Request for Bull Funds. To effect the redemption of a Creation Unit of a particular Bull Fund, the Participant agrees on behalf of itself and any Participant Client to deliver to the Index Receipt Agent the requisite number of Shares comprising the number of Creation Units being redeemed as described in the Prospectus and/or Procedures Handbook. Proceeds of the redemption of a Creation Unit shall consist of Fund Securities plus or minus the Balancing Amount. The Balancing Amount will be payable to or receivable from the Fund depending on the net asset value of Shares of the Fund next determined after the Order has been received. Participant shall be responsible for paying any redemption transaction fee and/or additional variable charge assessed by the Fund. The amount of such redemption transaction fee and/or additional variable charge shall be determined by the Trust, or the Advisor, in its sole discretion and may be changed from time to time. The Fund may permit the Participant to redeem a Creation Unit when the Participant is unable to deliver all or part of a Creation Unit upon the delivery of collateral up to 125% of the value of the requisite Shares, marked to market on a daily basis, in anticipation of delivery of all or a portion of the requisite Shares, and the Fund may use such cash or collateral to purchase Shares. In addition, the Participant shall be responsible for any and all expenses and costs incurred in connection with any Redemption Requests, including expenses arising out of the use of collateral.

b. Redemption Request for Bear Funds. To effect the redemption of a Creation Unit of a particular Bear Fund, the Participant agrees on behalf of itself and any Participant Client to deliver to the Index Receipt Agent the requisite number of Shares comprising the number of Creation Units being redeemed. The Fund may permit the Participant to redeem a Creation Unit when the Participant is unable to deliver all or part of a Creation Unit upon the delivery of collateral up to 125% of the value of the requisite Shares, marked to market on a daily basis in anticipation of delivery of all or a portion of the requisite Shares, and the Fund may use such cash or collateral to purchase Shares. Proceeds of the redemption of a Creation Unit shall consist of an All-Cash Payment.

c. Failure to Deliver Collateral or Shares. The Participant understands and agrees that in the event collateral or Shares are not transferred to the Fund, a Redemption Request may be rejected by the Fund and the Participant will be solely responsible for all costs and losses and fees incurred by the Fund, the Index Receipt Agent or the Distributor related to the rejected Order.

d. Legal and Beneficial Ownership. The Participant represents and warrants that it will not attempt to place a Redemption Request for the purpose of redeeming any Creation Unit of Shares of any Fund unless it first ascertains that it or the Participant Client, as the case may be, owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Shares of the Fund, and that such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement that would preclude the delivery of such Shares to the Index Receipt Agent.

e. Corporate Actions. With respect to any Redemption Request, the Participant on behalf of itself and any Participant Client acknowledges and agrees to return to the Fund any dividend, distribution or other corporate action paid to it or a Participant Client in respect of any Fund Security that is transferred to the Participant or any Participant Client that, based on the valuation of such Fund Security at the time of transfer, should have been paid to the Fund. The Fund is entitled to reduce the amount of proceeds due to the Participant or any Participant Client by an amount equal to any dividend, distribution or other corporate action paid to the Participant or to the Participant Client in respect of any Fund Security that is transferred to the Participant or any Participant Client that, based on the valuation of such Fund Security at the time of transfer, should have been paid to the Fund.

4.	BENEFICIAL OWNERSHIP LIMITATION. The Participant represents and warrants to the Distributor and the Trust that, based upon the number of outstanding Shares of each Fund made publicly available by the Fund, it does not, and will not in the future, own or hold for the account of any single Beneficial Owner of Shares of any Fund eighty percent (80%) or more of the currently outstanding Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to section 351 of the Internal Revenue Code. The Participant agrees that the confirmation relating to any order for one or more Creation Units of Shares of a Fund shall state as follows: “Purchaser represents and warrants that, after giving effect to the purchase of Shares to which this confirmation relates, it will not hold eighty percent (80%) or more of the outstanding Shares of the relevant Fund and that it will not treat such purchase as eligible for tax-free treatment under section 351 of the Code. If purchaser is a dealer, it agrees to deliver similar written confirmations to any person purchasing any of the Shares to which this confirmation relates from it.” The Fund and its Index Receipt Agent and Distributor shall have the right to require information from the Participant regarding Share ownership of each Fund, and to rely thereon to the extent necessary to make a determination regarding ownership of eighty percent (80%) or more of the currently outstanding Shares of any Fund by a Beneficial Owner as a condition to the acceptance of a deposit of Deposit Securities.

5.	AUTHORIZED PERSONS

a. Certification. Concurrently with the execution of this Agreement and as requested from time to time by the Fund and/or Distributor, the Participant shall deliver to the Distributor and the Fund, with copies to the Index Receipt Agent, a certificate (the form of which is set forth in Annex II) signed by a duly authorized officer of the Participant setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each an “Authorized Trader”). Such certificate may be accepted and relied upon by the Distributor and the Fund as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Fund of a superseding certificate in a form approved by the Fund bearing a subsequent date.

b. PIN Numbers. The Distributor shall issue to each Participant a unique personal identification number (“PIN Number”) by which such Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential by the Participant and shall only be provided to Authorized Traders. The Participant may revoke the PIN Number at any time upon written notice to the Distributor and the Fund. Upon receipt of such written request, the Distributor shall promptly de-activate the PIN Number. If a Participant’s PIN Number is changed, the new PIN Number will become effective on a date and time mutually agreed upon by the Participant and the Distributor.

c. Termination of Authority. In the event that the Participant becomes aware that an unauthorized person has obtained access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner or upon the termination or revocation of authority of such Authorized Trader by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and the Fund and such notice shall be effective upon receipt by both the Distributor and the Fund. Upon receipt of such written request, the Distributor shall promptly de-activate the PIN Number. If a Participant’s PIN Number is changed, the new PIN Number will become effective on a date and time mutually agreed upon by the Participant and the Distributor.

d. Verification. The Distributor shall assume that all instructions issued to it using the Participant’s PIN Number have been properly placed by an Authorized Trader, unless the Distributor has actual knowledge to the contrary or the Participant has revoked its PIN Number. The Distributor shall not verify that an Order is being placed by an Authorized Trader.

e. Limitation of Liability. The Participant agrees that the Distributor, the Index Receipt Agent and the Trust shall not be liable, absent fraud or willful misconduct, for losses incurred by the Participant as a result of unauthorized use of the Participant’s PIN Number, unless the Participant previously submitted written notice to revoke its PIN Number in accordance with the terms of this Agreement.

6.	STATUS OF PARTICIPANT

a. Clearing Status. The Participant hereby represents, covenants and warrants that (i) it is and will continue to be a member in good standing of the NSCC so long as this Agreement is in full force and effect and that (ii) with respect to (x) all Orders of Creation Units of Shares of any Fund, it is a DTC Participant, and (y) any Order of Creation Units of Shares of any Fund initiated through the CNS Process, it is a member of NSCC and a participant in the CNS System of NSCC (a “Participating Party”). Any change in the foregoing status of the Participant shall terminate this Agreement and the Participant shall give prompt written notice to the Distributor and the Trust of such change.

b. Broker-Dealer Status. The Participant hereby represents and warrants that it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and (iii) a member in good standing of the NASD. The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant further agrees to comply with all applicable Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated hereunder and with the Constitution, By-Laws and Conduct Rules of the NASD, and that it will not offer or sell Shares of any Fund in any state or jurisdiction where they may not lawfully be offered and/or sold. The Participant acknowledges that the Shares are registered for sale only in the United States.

c. Distributor Status. The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by the Fund on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.

d. Creditworthiness. The Participant understands that it will be required to satisfy certain creditworthiness criteria established and approved by the Trust.

7.	ROLE OF PARTICIPANT

a. Independent Contractor. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust, the Index Receipt Agent or the Distributor in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trust, the Index Receipt Agent or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

b. Rights and Obligations of DTC Participant. In executing this Agreement, the Participant agrees that, in connection with any purchase or redemption transactions in which it acts for a Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus or the Procedures Handbook.

c. Maintenance of Records. The Participant agrees to maintain records of all sales of Shares made by or through it and to furnish copies of such records to the Trust or the Distributor upon their reasonable request.

d. Privacy. The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

e. Anti-Money Laundering. The Participant further represents that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (viii) allows for appropriate regulators to examine its anti-money laundering books and records.

f. No Affiliation. The Participant represents and warrants that, during the term of this Agreement, it will not be an affiliated person of a fund, a promoter or a principal underwriter of a fund or an affiliated person of such persons, except under 2(a)(3)(A) or 2(a)(3)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”) due to ownership of Shares.

8.

MARKETING MATERIALS AND REPRESENTATIONS. The Participant represents, warrants and agrees that it will not make any representations concerning the Shares other than those contained in the Trust’s Prospectus or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to the Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Funds comprising the Trust will not be advertised or marketed as open-end investment companies, i.e., as mutual funds, which offer redeemable securities, and that any advertising materials will prominently disclose that the Shares are not individually redeemable units of beneficial interest in the Trust. In addition, the Participant understands that any advertising material that addresses redemptions of Shares, including the Trust’s Prospectus, will disclose that the owners of Shares may acquire Shares and tender Shares for redemption to the Trust in Creation Unit aggregations only. Notwithstanding the foregoing, the Participant or an affiliate of the Participant may, without the written approval of the Distributor, prepare and circulate in the regular course of its business research reports that include information, opinions or recommendations relating to the Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares and (ii) for internal use by the Participant.

9.	INDEMNIFICATION; LIMITATION OF LIABILITY. This paragraph shall survive the termination of this Agreement.

a.	The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trust, the Index Receipt Agent, their respective subsidiaries, affiliated persons, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Participant (or an affiliate of the Participant with respect to research report generated by such affiliate) of any provision of this Agreement that relates to the Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement; (iii) any failure by the Participant (or an affiliate of the Participant with respect to research report generated by such affiliate) to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iv) actions of such Indemnified Party in reliance upon any instructions issued by Participant reasonably believed by such Indemnified Party to be genuine and to have been given by the Participant.

b.	The Distributor hereby agrees to indemnify and hold harmless the Participant, its respective subsidiaries, affiliated persons, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iv) actions of such Indemnified Party in reliance upon any instructions issued by the Distributor reasonably believed by the Participant to be genuine and to have been given by the Distributor.

c.	The Distributor shall not be liable to the Participant for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Distributor; (ii) mistakes or errors arising out of interruptions or delays of communications with the Participant, the Index Receipt Agent, the Trust or the Adviser, (iii) mistakes or errors of the Index Receipt Agent, or (iv) differences in performance between the Fund’s Net Asset Value (“NAV”), the Intraday Indicative Value (“IIV”), the Deposit Securities, or the underlying index benchmark of the Fund.

10.	TRUST AS THIRD PARTY BENEFICIARY. The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

11.	INCORPORATION BY REFERENCE. The Participant acknowledges receipt of the Prospectus and Procedures Handbook, represents that it has reviewed such documents and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the creation and redemption of Shares are incorporated herein by reference.

12.	NOTICES. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by facsimile or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices shall be at the address or telephone, facsimile or telex numbers as follows:

DISTRIBUTOR:	PARTICIPANT:
Attn: General Counsel	Attn:
SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, Pennsylvania 19456-1100
Telephone: (610) 676-3250	Telephone:
Facsimile: (484) 676-3250	Facsimile:

INDEX RECEIPT AGENT AND FUND:
Attn:
JPMorgan Chase Bank, N.A.
3 MetroTech Center, 8th Floor
Brooklyn, NY 11245
Telephone: (718) 242-4891
Fax: (718) 242-4577

13.	COMMENCEMENT OF TRADING. The Participant may not submit an Order pursuant to this Agreement until five Business Days after effectiveness of this Agreement (which shall not take effect until acknowledged by the Index Receipt Agent) or such earlier date agreed upon between the Distributor and the Participant.

14.	INFORMATION ABOUT PORTFOLIO DEPOSITS. The Participant understands that the number and names of the designated portfolio of the Deposit Securities will be made available by the Advisor through the facilities of NSCC on each day that the AMEX, or primary listing exchange, is open for trading.

15.	DEFINITIONS. The capitalized terms used in this Agreement are defined as follows. Any capitalized terms used herein that are not defined shall have the meaning set forth in the Prospectus.

a.	“1933 Act” means the Securities Act of 1933, as amended.

b.	“Affiliated Person” shall have the meaning given to it by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

c.	“All-Cash Payment” will be an amount in cash equal to the net asset value per Share of a Bear Fund multiplied by the number of Shares constituting a Creation Unit of such Fund multiplied by the number of Creation Units of such Bear Fund being purchased or redeemed in a particular Order.

d.	“Balancing Amount” will be an amount equal to the differential, if any, between the total aggregate market value of the Deposit Securities and the NAV per Creation Unit next determined.

e.	“Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

f.	“Business Day” shall mean each day the New York Stock Exchange is open for regular trading and the Trust and the Custodian are open for business.

g.	“Cash Amount” means the Balancing Amount (or All-Cash Payment) plus the applicable transaction fee.

h.	“Cash” shall mean same day funds in United States dollars.

i.	“CNS Process” means the Continuous Net Settlement clearing processes of NSCC, as such processes have been enhanced to effect purchases and redemptions of Creation Units.

j.	“CNS System” means the Continuous Net Settlement clearing processes of NSCC.

k.	“Code” means the Internal Revenue Code of 1986, as amended.

l.	“Contractual Settlement Date” means the date as specified in the Prospectus and the Procedures Handbook upon which delivery of Deposit Securities must be made to the Fund.

m.	“Creation Unit” means an aggregation of a specified number of Shares of a particular Fund of the Trust as stated in the Prospectus.

n.	“Custodian” means the Fund’s custodian, JPMorgan Chase Bank, N.A.

o.	“Deposit Securities” means an in-kind deposit of a designated portfolio of equity securities selected by the Advisor.

p.	“DTC Process” means the process for effecting purchases orders or redemption requests of Creation Units through DTC other than through the use of the CNS System.

q.	“DTC” means The Depository Trust Company.

r.	“Fund Deposit” means the Deposit Securities plus or minus the Balancing Amount.

s.	“Fund Securities” means in-kind redemption proceeds of a designated portfolio of equity securities selected by the Advisor.

t.	“NASD” means the National Association of Securities Dealers, Inc.

u.	“NSCC” means the National Securities Clearing Corporation.

v.	“Participant Client” means any party on whose behalf the Participant acts in connection with an Order (whether a customer or otherwise).

w.	“Procedures Handbook” means the ProShares Trust Procedures Handbook, as supplemented or amended from time to time.

x.	“Prospectus” means the Trust’s then current prospectus and statement of additional information included in its effective registration statement, as supplemented or amended from time to time.

16.	EFFECTIVENESS, TERMINATION, AND AMENDMENT. This Agreement shall become effective in this form upon delivery to and execution by the Distributor. This Agreement may be terminated at any time by any party upon sixty days prior written notice to the other parties and may be terminated earlier by the Trust or the Distributor at any time in the event of a breach by the Participant of any provision of this Agreement or the procedures described or incorporated herein. This Agreement supersedes any prior such agreement between or among the parties. This Agreement may be amended by the Trust or the Distributor from time to time without the consent of the Participant or any Beneficial Owner by the following procedure. Amendments to the Prospectus and Procedures Handbook can be made unilaterally without notice by the Trust and Distributor, respectively. The Trust or the Distributor will mail a copy of the amendment to the Participant. For purposes of this Agreement, mail will be deemed received by the Participant on the fifth (5th) Business Day following the deposit of such mail into the U.S. Postal system. If neither the Participant nor the other party objects in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

17.	GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement.

18.	COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED: ______________________

SEI INVESTMENTS DISTRIBUTION CO.	[NAME OF PARTICIPANT]

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

ACCEPTED BY:

JPMORGAN CHASE BANK, N.A. (AS INDEX RECEIPT AGENT)

BY:
NAME:
TITLE:

ANNEX I

ProShares Trust

FUNDS NOT AUTHORIZED TO CREATE OR REDEEM

Pursuant to Paragraph 1.a of the Authorized Participant Agreement, the Participant is not authorized to purchase or redeem Creation Units of the following Funds of the Trust:

ANNEX II

ProShares Trust

AUTHORIZED TRADERS OF PARTICIPANT

The following employees of the Participant are authorized, subject to Paragraph 5 of the Authorized Participant Agreement, to act as agent for the Participant, to submit purchase and redemption requests to the Distributor on behalf of the Participant and in its name with respect to those Funds subject to Paragraph 1.a of the Authorized Participant Agreement.

Name: ______________________________________
E-Mail Address: ______________________________
Telephone: __________________________________
Fax: ________________________________________

Name: ______________________________________
E-Mail Address: ______________________________
Telephone: __________________________________
Fax: ________________________________________

Name: ______________________________________
E-Mail Address: ______________________________
Telephone: __________________________________
Fax: ________________________________________

Name: ______________________________________
E-Mail Address: ______________________________
Telephone: __________________________________
Fax: ________________________________________

Name: ______________________________________
E-Mail Address: ______________________________
Telephone: __________________________________
Fax: ________________________________________

Certified By: ________________________________

Name: _____________________________________

Title: ______________________________________

Date: ______________________________________